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                                                                     EXHIBIT 4.9

                        INTEGRATED SECURITY SYSTEMS, INC.


                                 March 26, 1998


Renaissance Capital Growth & Income Fund III, Inc.
Suite 210, LB-59
8080 N. Central Expressway
Dallas, Texas 75206


Gentlemen:

         This letter shall constitute an amendment to the 9.00% Convertible Debenture (the "Debenture") in the original principal amount of $2,300,000 issued on December 31, 1996 by Integrated Security Systems, Inc. (the "Company") to River Oaks Banks (predecessor of Compass Bank), FBO Renaissance Capital Growth & Income Fund III, Inc. Section 6(a) of the Debenture is hereby amended as follows:

         "Conversion Price: Until such time as an adjustment shall occur, the Conversion Price shall be $0.549 per share; provided, however, that the Conversion Price shall be subject to adjustment at the time and in accordance with the following provisions."

         Except as amended hereby, all of the terms and provisions of the Debenture shall remain in full force and effect. Capitalized terms used but not defined herein shall have the meaning given them in the Debenture. This letter amendment shall be governed by and construed and enforced in accordance with the laws of the State of Texas, or, where applicable, the laws of the United States.

                                             Sincerely,

                                             INTEGRATED SECURITY SYSTEMS, INC.



                                             By:
                                                -------------------------------
                                                Gerald K. Beckmann, President

ACCEPTED:

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.



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